                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  333-94271


                                                     Telocity Delaware, Inc.
                                       Exact name of registrant as specified in its charter

                                       10355 North DeAnza Blvd., Cupertino, California 95014
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                             Common Stock, par value $0.001 per share
                                     (Title of each class of securities covered by this Form)

                                                               None
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)               [ x ]                             Rule 12h-3(b)(1)(i)               [ x ]
           Rule 12g-4(a)(1)(ii)              [   ]                             Rule 12h-3(b)(1)(ii)              [   ]
           Rule 12g-4(a)(2)(i)               [   ]                             Rule 12h-3(b)(2)(i)               [   ]
           Rule 12g-4(a)(2)(i)               [   ]                             Rule 12h-3(b)(2)(ii)              [   ]
           Rule 12g-4(a)(2)(ii)              [   ]                             Rule 15d-6                        [   ]

     Approximate number of holders of record as of the certification or notice
date:   1____________________

     Pursuant to the requirements of the Securities Exchange Act of 1934, DIRECTV Broadband, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 3, 2001              By: /s/ Scott Martin
                                 --------------------
                                 Scott Martin
                                 Executive Vice President, Chief Administrative
                                 Officer